EXHIBIT 99.1

HEAD LICENSE AGREEMENT

This Agreement made effective this 30th day of July 2025.

BETWEEN:

RAIN CAGE CARBON INC.

a body incorporated pursuant to the laws of the

Province of Alberta

("Rain Cage" or "Licensor")

AND:

PANAMERA HOLDING CORPORATION

a corporation formed pursuant to the laws of the

State of Texas

("Panamera" or "Licensee")

(each a "Party" and together, referred to as the "Parties")

BACKGROUND

WHEREAS Rain Cage as Licensor and Panamera as Licensee wish to enter into this Agreement for the purpose of empowering Panamera and its sub-licensed SPVs to provide carbon capture, renewable power, hydrogen and related services to Customers in the Field in the Territory;

AND WHEREAS Panamera desires to license from Rain Cage the use of Rain Cage's Eden™ carbon capture technology, which SPVs will, with guidance and training from Rain Cage, utilize to capture CO2 from facilities owned by Panamera, its SPVs and Customers in the Field in the Territory;

AND WHEREAS Panamera also desires to license from Rain Cage the use of Rain Cage's Knights Charge™ power storage technology and any improvements thereto which SPVs will, with guidance and training from Rain Cage, utilize to provide electricity to the electrical grid and facilities and buildings owned by Panamera, its SPVs and Customers in the Field in the Territory;

AND WHEREAS Panamera also desires to license from Rain Cage the use of Rain Cage's Carbon to Hydrogen Technologies and any improvements thereto which SPVs will, with guidance and training from Rain Cage, utilize to generate hydrogen for facilities, equipment and entities owned by Panamera SPVs and Customers in the Field in the Territory;

NOW THEREFORE in consideration of the foregoing premises and the mutual covenants contained herein, and other good and valuable consideration received by the Parties, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

Article 1. DEFINITIONS

1.1.	Unless otherwise specifically set forth herein, the following terms shall have their indicated meanings when used in this Agreement.

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"Agreement" means this license agreement and all schedules and exhibits appended hereto.

"Affiliate" means, with respect to a Person, any other Person that controls, is controlled by or is under common control with, such first Person. For purposes of this definition only, "control" means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise, or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other voting ownership interest of such Person or such lesser maximum ownership percentage permitted in those jurisdictions restricting foreign ownership.

"Applicable Laws" means all applicable laws, statutes, rules, regulations, guidelines, guidances, ordinances, orders, decrees, writs, judicial or administrative decisions and the like of any nation or governmen( any state or other political subdivision thereof, any entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government (including any Governmental Authority), any tribunal or arbitrator of competent jurisdiction, and any trade organization whose regulations have the force of law.

"Bankruptcy Code" means the U.S. Code: Title 11- Bankruptcy.

"Book Cost" has the meaning set forth in the Equipment Use Agreement.

"Business Day" refers to Monday through Friday, excluding any U.S. or Canadian federal, provincial or state public holidays or days when businesses are closed.

"Carbon to Hydrogen Technologies" means Rain Cage's proprietary technologies and processes used to leverage Rain Cage's engineered carbon to generate hydrogen.

"Claim" means, outside the context of any patent application or patent, any notice of investigation, action, demand, cause of action, claim, suit or proceeding.

"Confidential Information" means any information of a confidential, proprietary, or non-public nature that is directly or indirectly disclosed, or made available, by or on behalf of a Party (or any of its Affiliates) ("Disclosing Party") to another Party (or any of its Affiliates) ("Receiving Party") for the purpose of this Agreement or discussions leading up to this Agreement, whether in written, oral, electronic, or any other form or media, whether or not marked confidential but that would normally be considered confidential under the circumstances, and does not include information that:

(a)	has entered or enters the public domain other than by act or omission by Receiving Party (or any of its Affiliates) in violation of this Agreement; or

(b)

is already in the possession of Receiving Party (or any of its Affiliates) before disclosure to Receiving Party (or any of its Affiliates) by Licensor or any licensees or Affiliates of licensees of Licensor, as established by evidence allowed under applicable law; or

(c)

is lawfully obtained from a third party (other than a licensee of Licensor or its affiliate) that is reasonably believed to have the right to disclose such information and who is not bound by a confidentiality agreement with the Disclosing Party, or otherwise prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or

(d)

is independently developed or independently created by or on behalf of the Receiving Party (or any of its Affiliates) without reference to any Disclosing Party's Confidential Information, as established by evidence allowed under applicable law.

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"Customers" means any Person, except for all levels of Government of Canada (not including crown corporations) and indigenous groups and communities in Canada.

"Default" has the meaning set forth in Section 10.2.1.

"Dispute" has the meaning set forth in Section 12.1.

"Dollars" or("$") means United States Dollars or the lawful currency of the United States of America.

"Eden™" means Rain Cage's proprietary carbon capture technology and system.

"Effective Date" means the date hereof.

"Established Accounting Principles" means Generally Accepted Accounting Principles(GAAP) utilized by the United States of America, or such other accounting standards agreed to by Licensor and Licensee.

"Equipment" means the Eden™ carbon capture system, the Knights Charge™ power system and the Carbon to Hydrogen Technologies and ancillary equipment attached thereto and any improvements or subsequent versions thereof.

"Equipment· Use Agreement" means the Equipment Use Agreement to be entered into contemporaneously with this Agreement, in substantially the form attached hereto as Exhibit" A".

"Event of Default" has the meaning set forth in Section 10.2.3

"Exclusivity Target" has the meaning set forth in Section 2.7.

"Exclusive Territory" means the United States of Americaand Mexico, as well as any other territories that may be designated from time to time as exclusive territories through mutual agreement of the Parties; such additional territories, upon agreement, shall be duly recorded in Appendix "B" of this Agreement and shall become part of the Exclusive Territory upon the appending of initials of the Parties next to the respective entry in said Appendix "B".

"Field" means the field of industrial facilities, buildings, installations, electrical grids and associated infrastructure whether owned, leased, managed, occupied or otherwise utilized by SPVs, Customers or in the case of electrica I grids, utilities or operators.

"Governmental Authority" means any domestic or foreign government, whether federal, provincial, state, territorial, local, regional, municipal, or other political jurisdiction, and any agency, authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasi-governmental or other entity, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government and that exercises jurisdiction over the Parties.

"lndemnitee" has the meaning set forth in Section 11.4.

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"lndemnitor" has the meaning set forth in Section 11.4.

"Insolvency Event" has the meaning set forth in Section 10.4.1.

"Insolvent Party" has the meaning set forth in Section 10.4.1.

"Intellectual Property" or "IP" shall mean (a) all intellectual property related to the Equipment and Products including any compounds, formulations, materials, methods, techniques, trade secrets, copyrights, Know-How, data, documentation, specifications, and other intellectual property of any kind (whether or not protectable under patent, trademark, copyright, or similar laws) and (b) for clarity, all patents and patent applications claiming the foregoing, as applicable, and all divisions, continuations and continuations-in-part of such patent applications, all patents issuing thereon and all reissues, re- examinations and extensions of any of the foregoing patents.

"IP Protection Rights" means any and all legal means of establishing rights in and to intellectual property, ideas, information, discoveries, Know-How, data, databases, documentation, reports, materials, writings, designs, computer software, processes, principles, methods, techniques and other information, including Patents, registered designs, design rights, copyrights (including rights in computer software and database rights), trade secret rights, and any rights or property similar to any of the foregoing in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights, as appropriate.

"Knights Charge™" means Rain Cage'sproprietary power generation technology, including improvements thereto.

"Know-How" means with respect to the Equipment or the Products, all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, principles, practices, formulae, instructions, documentation, skills, techniques, procedures, experiences, ideas, compositions of matter, article of Manufacture, discoveries, findings, technical assistance, designs, drawings, reports, procedures, computer programs, apparatuses, specifications, data, results and other information and material, including the process and results of safety, Manufacturing and quality control data and information, including study designs and protocols; assays and chemical and biological methodology; test procedures; and synthesis, purification and isolation techniques, or improvements to any of the preceding; in each case, whether or not confidential, proprietary, patented or patentable, and whether or not in written, electronic or any other form now known or hereafter developed.

"License" shall have the meaning set out in Section 2.1.1 of this Agreement.

"Losses" has the meaning given to that term in Section 11.1. In calculating Losses, the duty to mitigate on the part of the Party suffering the Loss shall be taken into account.

"Manufacture" and "Manufacturing" means, with respect to the Equipment or components thereof, or a product or compound, the synthesis, fabrication, manufacturing, processing, formulating, compounding, filling, finishing, validating, testing, releasing, packaging, labeling, holding and quality control testing of such Equipment, component, product or compound.

"Net Income" means the annual surplus revenue of Panamera and/or an SPV where such revenues are generated by the Equipment and sales of the Product calculated by subtracting all reasonably necessary and duly incurred costs (subject to verification by an audit of Licensor pursuant to Section 4.2) from the gross revenue received by the SPV within the relevant calendar or fiscal year. These costs must adhere to Generally Accepted Accounting Principles (GAAP) and be free from undue, overstated, or inflated expenses.

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"Party" or "Parties" means the parties to this Agreement and their respective successors and permitted assigns which become parties pursuant to this Agreement.

"Patents" means as related to the Equipment and the Products (a) all national, regional and international patents and patent applications, including non-provisional and provisional patent applications, (b) all patent applications filed either from such patents, nonprovisional patent applications or provisional patent applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or issue in the future from the foregoing patent applications described in clauses (a) or (b) of this definition, including utility models and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidation, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications described in clauses (a), (b) or (c) of this definition, and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

"Person" means any individual, body corporate, partnership (limited or general), trust, trustee, executor or similar official, Governmental Authority or other entity.

"Products" means any by-products produced by the operation or use of the Equipment including environmental attributes, hydrogen, renewable power, carbon allotropes and other by-products.

"Provision Cost" shall have the meaning given to it in the Equipment Use Agreement.

"Purpose" shall have the meaning as set out in section 2.1.1.

"Regulatory Approval" means, with respect to the Territory, the Field, the Equipment and the Products, any and all approvals, licenses, registrations or authorizations of any Governmental Authority necessary to commercially operate the Equipment and produce the Products and provide a service related thereto in the Territory and Field.

"Representative" means, with respect to any Person, any of its Affiliates and any of its or its Affiliates' directors, officers, consultants, employees, agents and advisors (including financial, legal and accounting advisors).

"Solvent Party" has the meaning set forth in Section 10.4.1.

"SPV" means any entity established or designated as a special purpose vehicle by Licensee for the purpose of sub-licensing and operating under this Agreement.

"Term" has the meaning set forth in Section 10.1.

"Terminating Party" has the meaning set forth in Section 10.2.

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"Territory" means the Exclusive Territory.

"Third Party" means any Person other than the Parties and the Parties' respective Affiliates.

1.2.

Words such as "herein", "hereinafter", "hereof' and "hereunder" refer to this Agreement as a whole and not merely to a section, paragraph or clause in which such words appear, unless the context otherwise requires. Enumerative references to sections, paragraphs or clauses, or exhibits, without reference to an explicit agreement, document or exhibit, refer to this Agreement or exhibits attached to this Agreement, as applicable. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires. The words "include", "includes" and "including" are deemed to be followed by "without limitation" or words of similar import. Except where the context otherwise requires, the word "or" is used in the inclusive sense (and/or).

Article 2. GRANT OF LICENSES

2.1.	License Grant to Panamera.

2.1.1.

Subject to the terms and conditions hereof, and the terms and conditions set forth in the Equipment Use Agreement, Rain Cage hereby grants to Panamera an exclusive, fee-bearing license (the "License") to use and sub-license to Affiliates and SPVs the Intellectual Property and the Equipment for a period of 30 years from the Effective Date (the "License Term") for the sole and exclusive purpose of (i) capturing CO2 and other emissions from SPVs' and Customers' facilities in the Field in the Exclusive Territory, and (ii) generating renewable power and hydrogen for electrical grids, SPV's and Customers in the Field in the Exclusive Territory; (collectively the "Purpose").

2.1.2.

Licensee agrees that it shall: (i) use the IP and Equipment solely and exclusively for the Purpose; (ii) comply in all respects with the Equipment Use Agreement including, without limitation, all terms and conditions respecting the Products produced by the Equipment; (iii) ensure strict security measures are in place to monitor and protect custody of the Equipment and Products produced therefrom; and (iv) not dispose of any Products produced by the Equipment except as expressly provided for in this Agreement or the Equipment Use Agreement; (v) ensure that all Persons who come into contact with Equipment and Products do not modify, alter, decompose, reverse engineer, or otherwise use or interact with the Equipment or Products for any purpose other than as set out in this Agreement or the Equipment Use Agreement; (vi) utilize market contractual measures and mechanisms, and such other measures and mechanisms as are commercially reasonable, to deter and prevent Persons who come into possession of the Equipment and Products from modifying, altering, decomposing, reverse engineering, or otherwise using or interacting with the Equipment or any Products for any purpose other than the Purpose in the Field and Territory; and (vii) ensure any permitted sub-license of Licensee contains terms and conditions for the safeguarding of the IP, Equipment and Licensor's business that are no less protective than those contained in this Agreement.

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2.1.3.

Licensee and its Affiliates shall have the right to the revenues generated from the sale of the Products generated by the Licensee or Affiliate but shall not be entitled to use, sell or dispose of the Products without the prior written consent of the Licensor, which approval shall not be unreasonably withheld. It is contemplated that the Licensor shall approve the sale of renewable power by the Licensee, its Affiliates or SPVs unless there are compelling business conflict reasons not to do so. The Licensor shall be responsible for sale of the Products and payment of the sales revenue in•respect thereto, without discount, to the Licensee or its Affiliates, as applicable, or the Licensor may give the Licensee or its Affiliate(s) the right to sell the Products under certain terms prescribed by the Licensor for the purpose of maintaining control of Licensor's proprietary Products in the market. The Licensee shall obtain prior written consent from the Licensor to use, sell or dispose of any Products (including, for the sake of clarity, any renewable power) and such written consent shall contain the specific terms under which the Licensee may do so. The Licensor shall use reasonable commercial efforts to not impede or slow down proposed sales of any Products by the Licensee. If the Licensee finds a buyer for the Products that is willing to pay a higher price than the Licensor can or has been selling the Products at, the Licensor shall either sell the Products to such buyer at the higher price or consent to the Licensee or its Affiliates doing so, provided that there is no valid and compelling commercial or competition reason not to sell the Products to such buyer.

2.1.4.

Licensee acknowledges that the limitations and restrictions set forth in this Agreement and the Equipment Use Agreement concerning the Equipment and Products are fundamental terms, and in the event that Licensee or any SPV fails to strictly comply with all such limitations and restrictions contained in this Agreement, including without limitation those contained in Section 2.1.1, 2.1.2, 2.1.3 or the Equipment Use Agreement, then Licensor shall have the option, without limiting any other remedies and rights Licensor may have, to provide Licensee with written notice of such non-compliance and Licensee shall have the right to cure such non-compliance within 10 days, failing which, Licensor may without further notice, terminate the licenses provided in this Agreement and in the Equipment Use Agreement.

2.2.

Reservation of Rights. Licensor hereby retains any and all rights in the Intellectual Property that are not expressly granted to Licensee hereunder. Nothing in Section 2.1 limits Licensor's ability to perform its obligations under this Agreement.

2.3.

Exclusive Territory Rights and Restrictions. Notwithstanding anything to the contrary in this Agreement, after the Effective Date, neither Licensor nor its Affiliates shall enter into any agreement granting to any Third Party the right to develop, use, offer for sale, market, promote, sell, import or otherwise exploit the IP or Equipment to Customers in the Field in the Exclusive Territory. For clarity, this does not restrict Licensor or its Affiliates from engaging with a Third Party to develop, use, offer for sale, market, promote, sell, import or otherwise exploit the Equipment or IP to Customers in the Field outside of the Exclusive Territory.

2.4.

Bankruptcy. The Parties agree that, in the event of the commencement of a bankruptcy proceeding by or against Licensor or its Affiliates under the Bankruptcy Code or the Bankruptcy and Insolvency Act (Canada R.S.C., 1985, c. B-3) as amended from time to time, or analogous provisions of Applicable Law where Licensor is no longer an operating/active entity, Licensee will be entitled to a duplicate of (or access to, as appropriate) those portions of the Intellectual Property that is necessary for Licensee to continue using the Equipment and IP for the Purpose, which, if not already in Licensee's possession, will be promptly delivered to it upon such Licensee's request therefor.

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2.5.	No Implied Licenses. Only licenses and rights expressly granted herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel or otherwise.

2.6.

Expansion for Select Opportunities. Licensor may, on a case-by-case basis, and at its sole and absolute discretion, provide the Licensee with prior written consent to utilize the license granted under Section 2.1 outside the Field and/or the Territory. In addition, the Licensee may request that additional jurisdictions be added to the Exclusive Territory from time to time if it has a business case for such addition and the Licensor shall have the sole discretion to add additional jurisdictions, which shall be added to Appendix B hereto as an Exclusive Territory and dated and initialled by Licensor and Licensee.

2.7.

Condition Subsequent for Exclusivity. The exclusive nature of the rights granted by the Licensor to the Licensee under Section 2.1.1 are subject to the achievement of mutually agreed-upon benchmarks, referred to herein as "Exclusivity Targets", which are specific to each Exclusive Territory. These Exclusivity Targets, pertaining to the success of the SPVs in their respective territories, will be established based on the acquisition and fulfillment of EdenTM carbon capture service contracts and Knights ChargeTM unit deployment. The Parties will collaboratively set these Exclusivity Targets within 12 months from the date of this Agreement, ensuring they include clear, attainable numbers and deadlines. If the Parties cannot come to an agreement on the Exclusivity Targets, the matter shall be submitted to and resolved pursuant to the Dispute resolution process set out in Article 12. Notwithstanding the foregoing, if the Parties have not come to an agreement on the Exclusivity Target or resolved the Dispute with respect thereto within 18 months from the date of this Agreement, then either Party shall have the right to submit the Dispute to Arbitration pursuant to Article 12, notwithstanding that the dispute may have been submitted to a court of competent jurisdiction, and such court proceedings shall be abandoned in favour of Arbitration and the arbitration tribunal shall be instructed to return a decision within 30 days of the submission. If the SPVs of the Licensee do not meet the Exclusivity Targets in any Exclusive Territory, the rights under Section 2.1.1 related to that specific non- compliant Territory will transition from an exclusive to a non-exclusive grant. Consequently, the Licensor will then have the discretion to license these rights to Third Parties on a non-exclusive basis or on an exclusive basis, but subject to the licensees non-exclusive license.

2.8.

Manufacturing Upon Permission from Licensor. Licensee may request permission from Licensor to establish Manufacturing facilities for the Equipment; and prior to obtaining such prior written approval from Licensor, the Licensee or any SPV shall have no right to Manufacture the Equipment.

Article 3. FIELD SERVICES

3.1.

Objectives. The objective of the Parties in entering this License Agreement is for Licensee to facilitate funding and provide sub-licenses to SPVs, in order to enable SPVs to use the Equipment and related Intellectual Property on their own behalf and as a service to Customers in the Field and in the Territory for the Purpose.

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3.2.	Licensee's Responsibilities.

3.2.1.

Licensee shall, perform its obligations hereunder in compliance with good industry practices and all Applicable Law, and obtain Regulatory Approval from Governmental Authorities as required. Licensee shall ensure that all SPVs operating under a sub-license comply with good industry practices, all Applicable Law, and obtain necessary Regulatory Approval from Governmental Authorities as required.

3.2.2.

Licensee shall oversee and ensure that SPVs and Customers comply with Applicable Laws and prescribed policies, practices and procedures as provided by Licensor in writing from time to time when operating the Equipment and handling the Products and shall use commercially reasonable efforts to ensure that the Equipment and Products will be manufactured in a commercially reasonable manner.

3.2.3.

Licensee shall use commercially reasonable efforts to market and sell the Equipment or services using the Equipment to or through designated SPVs to the Customers in the Field in the Territory for the Purpose; provided, however, that (i) Licensee shall have sole discretion and control as to the manner and extent that it provides the Equipment and related services in the Field, provided that it is compliance with the Licensees responsibilities contained in this Section 3.2.3 and provided that it has obtained the input from the Licensor in the case of an installation that has not been done before or has complicating factors; and

(ii) Licensee shall have the right to postpone or delay the commercial launch of Equipment or discontinue, interrupt or cease the marketing and provision of services relating to the Equipment in the Territory if the commercialization thereof is reasonably determined by Licensee to be economically unviable or in the event litigation is pending or threatened with respect thereto. During the Term, Licensee shall, (subject to the Licensor's obligation to provide technical support required to train the Licensee, and from time to time as reasonably required), have the sole obligation and responsibility, and at its sole cost and expense, for all aspects of (i) procuring, transporting, storing, delivering, installing, operating, maintaining and repairing the Equipment; and (ii) collecting and transporting the Products to the Licensor or Customers; including without limitation, third party logistics, and any costs associated with the foregoing. As part of such responsibilities, Licensee shall, with the Licensor's reasonable support, have the sole responsibility to obtain or to coordinate with and provide to its SPVs and Customers such information and materials as shall be reasonably necessary to provide, install, commission, operate, maintain and repair the Equipment.

3.2.4.

Licensee shall ensure that all SPVs and Customers adhere to the same performance standards and obligations as are required of the Licensee under this Agreement, including but not limited to compliance, quality assurance, and regulatory adherence.

3.2.5.

Licensee shall submit, and ensure that all SPVs and Customers, as applicable, submit, regular performance and compliance reports as per the standards set forth in this Agreement or in policy guidelines published by the Licensor from time to time. In accordance with Section 4.2, Licensor shall have the right to audit SPVs to ensure compliance with the terms of this Agreement.

3.2.6.	Any activity not specifically assigned to the Licensor shall be the responsibility of Licensee, and by extension any SPV.

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3.3.	Licensor's Responsibilities.

3.3.1.

Licensor shall provide the Equipment and accompanying technical support to Licensee and its designated SPVs in accordance with the Equipment Use Agreement or such other agreement in writing that may replace it.

3.3.2.

Licensor shall be responsible for maintaining and enforcing its Intellectual Property and all of its rights in respect thereto for the Equipment and the use thereof in the Territory as more particularly described is Article 5 herein.

3.3.3.

Licensor shall be responsible for selling the Products on behalf of the Licensee or its Affiliates, ensuring that such sales are conducted professionally, efficiently, and at prevailing market prices. This includes actively seeking the best available market opportunities, adhering to industry standards in sales practices, and providing regular sales updates to the Licensee. Should the Licensor fail to sell the Products at market prices or fail to demonstrate reasonable efforts in the sales process within a commercially reasonable period oftime, the Licensee reserves the right to take control of the sales process. In this event, the Licensee must notify the Licensor of any impending sale at least 72 hours in advance, providing details of the sale including the prospective buyer, sale price, and terms of the transaction. Additionally, the Licensee is required to endeavor to obtain a sale price that is at least equivalent to the current market value, and must maintain records of all sales activities for review by the Licensor upon request.

3.4.

Regulatory Approvals and Fees. Licensee shall be responsible for ensuring that SPVs apply for and maintain the Regulatory Approvals required to provide the services and Equipment, and generating the Products and shall pay any and all fees and expenses in connection therewith including, without limitation, any filing fees, establishment fees, annual fees, any fees associated with the amendment of a Regulatory Approval and any costs and expenses associated with regulatory changes requested by a Governmental Authority relating thereto.

Article 4. LICENSE FEES

4.1.	License Fees The Licensee shall, throughout the Term, collect and pay (or ensure payment is made by a SPV) to Rain Cage license fees as follows:

4.1.l.	A one-time up-front fee of Four Million Nine Hundred Thousand Dollars ($4,900,000) (the "Up-Front License Fee") which may each be paid by Licensee directly or any designate of Licensee's choosing.

4.1.2.	An ongoing license fee of Twenty-Five percent (25%) of the Net Income of:

4.1.2.l.	the Licensee resulting from the use and/or sale of the Equipment, Products, or Intellectual Property directly by the Licensee; and

4.1.2.2.

Any and all SPVs where the use and/or sale of the Equipment, Products, or Intellectual Property ultimately occurs; (collectively, the "Ongoing License Fee"). For the sake of clarity, the term "ultimately occurs", as used in the context of Section 4.1.2.2, specifically refers to the SPV (the "Active SPV") where the Equipment, Products, and Intellectual Property are not only held or managed but where the Equipment and Intellectual Property are actively used and/or the Products are actively sold, resulting in direct revenue generation at the SPV level. The License Fee is thus applicable to the Net Income of this particular SPV, rather than any SPV where the Equipment is merely owned or controlled without direct revenue-generating activities.

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4.1.3.

A grant of 27,000,000 common shares of Panamera, to be issued within 5 days of Closing and subject to hold and other requirements prescribed by U.S. securities laws and regulations (the "Share Compensation").

(collectively the Up-Front License Fee, the Ongoing License Fee and the Share Compensation shall be referred to as the "License Fees").

4.1.4.

The Ongoing License Fee shall be calculated (i) at the Licensee level where the Licensee is generating income directly from the use and/or sale of the Equipment, Products, or Intellectual Property and (ii) at the Active SPV level where the Active SPV is doing so. The Ongoing License Fee shall be paid quarterly based on the estimated quarterly profit of the Active SPV. The Licensee shall be responsible for either: (i) directing the Active SPV to pay the Ongoing License Fees directly to Rain Cage or its designate; or (ii) collecting the Ongoing License Fee from the Active SPVs and ensuring payment is made to Rain cage in accordance herewith. To the extent possible, Ongoing License Fees shall be held in a separate segregated account, and Licensee shall ensure the prompt remittance of Ongoing License Fees to Rain Cage or its designate.

4.2.	Right to Audit

4.2.1.

Licensor shall have the right, not more than once in each calendar year of the Term, to audit the records ofthe Licensee or any SPV insofar as they relate to any matter or items required to determine the accuracy of any statements rendered or not rendered or payments made or not made with respect to the Ongoing License Fee for all prior periods, subject to Section

4.2.3.

The books, records, vouchers and accounts maintained by Licensee or any SPV which are reasonably necessary to determine the accuracy of any statements rendered or payments made with respect to the Ongoing License Fee shall be open to inspection during business hours by an officer, agent, employee or other person appointed or authorized by Licensor, in writing, to examine same.

4.2.2.

Any audit conducted pursuant to this Section 4.2 shall be conducted in a manner which will cause a minimum of inconvenience to Licensee, Licensee's business, any SPV and any SPV's business, and any officer, agent, employee or other third party engaged by Licensor to perform or assist with any such audit, will be bound, to the satisfaction of Licensee acting reasonably, to the confidentiality provisions contained herein. All fees, costs, and expenses incurred in connection with any audit conducted pursuant to this Section 4.2 shall initially be the responsibility of and paid for solely by Licensor, including any fees, costs, and expenses of or pertaining to audit services provided by third parties. However, if the audit reveals: (ii) a material ·discrepancy in payments made with respect to the Ongoing License Fee, or (ii) material undue, overstated, or inflated expenses, then all reasonable fees, costs, and expenses of the audit shall be borne by the Licensee or the relevant SPV. For the purpose of this Section 4.2.2, "material" shall be defined as a variance exceeding 10% of the value of the Ongoing License Fee reported to the Licensor.

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4.2.3.

Any request for payment rendered by Licensor following an audit conducted pursuant to this Section 4.2 which is not disputed by Licensee or an SPV within 30 days of receipt of the request for payment will be payable by Licensor or such SPV within 45 days of receipt of the request for payment. Any payment made or statement rendered by Licensee or any SPV hereunder which is not disputed by Licensor on or before the first anniversary of the last day of the calendar year containing the month for which such statement or payment was rendered shall be finally deemed to have been correct, except where no payment or statement in respect thereto has been made or rendered, in which case, there shall be no presumption of correctness and no limitation period or waiver of Licensor's right to conduct an audit. Licensor will promptly deliver the results of any audit conducted pursuant to this Section 4.2 to Licensee and/or the applicable SPV (irrespective of whether Licensor makes any claims of discrepancies hereunder). Any dispute among the Parties with respect to the results of an audit conducted pursuant to this Section 4.2 or a request for payment rendered by Licensor in connection therewith shall be subject to the Dispute resolutions provisions contained herein.

Article 5. INTELLECTUAL PROPERTY

5.1.

Ownership and Retention of Rights. Subject to the license granted by Licensor herein, Licensor shall retain all rights in the Intellectual Property and Licensor shall own any inventions or improvements related to the Equipment, Products or Intellectual Property, whether such improvements are developed by the Licensor, the Licensee, any SPV, or jointly.

5.2.	Prosecution and Maintenance of Patents. Licensor shall be responsible for the filing, prosecution and maintenance of the Patents in the Territory.

5.3.

Defense of Claims Brought by Third Parties. If a Party or an SPV becomes aware of any claim that the practice by either Party of the Intellectual Property or use of the Equipment in the Territory infringes the IP Protection Rights of any Third Party, such Party shall promptly notify the other Party. In any such instance, the Parties shall cooperate and shall mutually agree upon an appropriate course of action. Each Party shall provide to the other Party copies of any notices it receives from Third Parties regarding any Patent nullity actions regarding the Patents, any declaratory judgment actions and any alleged infringement or misappropriation of Third Party IP Protection Rights relating to the use of the IP or Equipment in the Territory. Such notices shall be provided promptly, but in no event more than ten (l0)Business Days following receipt thereof. Each Party shall be responsible for its own costs incurred pursuant to this Section 5.3.

5.4.

Notice. Each Party shall promptly report in writing to the other Party during the Term any suspected infringement, unauthorized use or misappropriation of any of the Licensor's Intellectual Property of which it becomes aware, and shall provide the other Party with all available evidence supporting such suspected infringement or unauthorized use or misappropriation. Licensee shall ensure any SPV reports any suspected infringement or unauthorized use to the Licensee, who will then promptly inform the Licensor.

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S.S.

Ownership of IP. Licensee and any SPV shall promptly notify Licensor of any Intellectual Property created or developed by Licensee, its Affiliates or its/their Representatives that relates to the IP, Equipment, Products or any invention or improvement related thereto. Licensee agrees to and does hereby (and shall cause its Representatives to irrevocably assign and transfer to Licensor), effective upon creation, and Licensor hereby irrevocably accepts such assignment and transfer by Licensee or its Affiliates (or its/their Representatives) of all rights, title and interest in and to such Intellectual Property, including all goodwill attached thereto and all rights of action, powers, and benefits arising therefrom, including rights of priority and the right to sue for infringement and collect any past, present or future damages. Licensee further agrees to (and shall cause its Affiliates and Representatives to) cause any of their respective employees involved in the development of such Intellectual Property to assign and transfer to Licensor such employees' entire rights, title and interest in and to the Intellectual Property not assigned and transferred to Licensor by Licensee or said Representative. Licensee shall not file a patent application or patent, or permit any Affiliate or Representative of Licensee, to file a patent application or patent the Intellectual Property; in addition, Licensee shall not file any patent application containing any claim, the subject matter of which is derived from the Intellectual Property. In the event Licensee, or any Affiliate or Representative of Licensee, files a patent application in breach of this Section 5.5, Licensee hereby agrees that at Licensee's sole cost and expense, Licensor shall own and Licensee hereby assigns (and shall cause any Affiliate or Representative to assign) to Licensor all right, title and interest in and to such patent or patent application.

5.6.

Waiver of Moral Rights. Licensee further agrees to (and shall cause all SPVs and its Representatives to) and does hereby irrevocably and expressly waive all moral rights, author's rights or other similar rights in and to the Intellectual Property in favor of Licensor to the extent they have not been assigned to Licensor and agrees to cause (and to cause all SPVs, its Affiliates and Representatives to cause) any SPV, Affiliate or Representative involved in the development of the Intellectual Property to grant such a waiver to Licensor as well. For the sake of clarity, all Intellectual Property not embodied in a Patent shall be considered a trade secret for as long as it is maintained as a trade secret and shall not be disclosed to any third party without the express prior written consent of the Licensor.

5.7.

SPV Adherence to IP Restrictions. Licensee shall ensure that all SPVs adhere strictly to intellectual property use guidelines and restrictions in this Article 5. This includes restrictions on use, duplication, and distribution of IP.

Article 6. REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1.	Representation, Warranties and Covenants of Licensor and Licensee. Each Party represents and warrants to the other, as of the Effective Date, and, as applicable, covenants to the other Party, that:

6.1.1.

lt is a corporation/limited partnership (as applicable) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

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6.1.2.

No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to such Party in connection with its execution, delivery and performance of this Agreement.

6.1.3.

The execution, delivery and performance by it of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action and equity holder action and will not (a) violate any Applicable Laws or (b) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

6.1.4.

This Agreement is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditors' rights generally.

6.1.5.

lt is not under any obligation to any Third Party, contractual or otherwise, that is conflicting with the terms of this Agreement or that would limit the ability of such Party to fulfill its obligations hereunder in any material respect.

6.1.6.	lt has or will acquire all necessary properties, rights and assets needed by it to perform its obligations hereunder.

6.1.7.

lt shall comply, and shall use commercially reasonable efforts to ensure that all of its SPVs, Affiliates and Third Party agents and contractors, if any, comply, with all Applicable Laws in the performance of its obligations pursuant to this Agreement.

6.2.	Representations, Warranties and Covenants of Licensor. Licensor represents and warrants to Licensee, as of the Effective Date, and, as applicable, covenants to Licensee, that:

6.2.1.	Licensor has (and will for the term of any such grant hereunder maintain) the right to grant the licenses set forth in Section 2.1.

6.2.2.

To the best of Licensor's knowledge, (a) Licensor or its Affiliates are the sole and exclusive owner of (or, in the case of licensed rights, the exclusive licensee of) the entire right, title and interest in and to the Intellectual Property that exists on the Effective Date, free and clear of all encumbrances, security interests, options and licenses; (b) the Patents are, or in the case of pending applications will be, valid and enforceable; and (c) other than the Know- How and the Patents existing as of the Effective Date and licensed to Licensee hereunder, there is no Know-How or Patents owned by or licensed to Licensor or its Affiliates that is used in or is otherwise necessary for the development, use, Manufacture or exploitation of the Equipment as contemplated by this Agreement.

6.2.3.

No claim of infringement of the Patents of any Third Party has been made, nor to Licensor's knowledge threatened, against Licensor or any of its Affiliates with respect to the development, use, Manufacture or exploitation of the Equipment; (b) there are no other claims, judgments or settlements against or owed by Licensor or to which Licensor is a party or, to the best of Licensor's knowledge, pending or threatened claims or litigation, in either case relating to the Equipment; and (c) to the best of Licensor's knowledge, there is no valid basis for any claim that the Patents or other intellectual property rights of any Third Party have been or would be infringed or misappropriated with respect to the development, use, Manufacture or exploitation of the Equipment.

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6.3.	Representations, Warranties and Covenants of Licensee. Licensee represents and warrants to Licensor, as of the Effective Date, and, as applicable, covenants to Licensor, that:

6.3.l.

Licensee and any SPVs shall ensure that their respective employees who have had or will have access to the Confidential Information of Licensor are (or in the case of employees hired after the Effective Date, will be) bound by written agreements that contain

(i) confidentiality provisions that will protect the confidentiality of the Confidential Information of Licensor in the manner contemplated by this Agreement, including Article 9, and (ii) invention assignment provisions that assign to Licensor all of such employees', agents', and consultants' right, title and interest in and to any improvements or new intellectual property relating to the Intellectual Property.

6.4.

LIMITATIONS ON WARRANTIES. OTHER THAN THE REPRESENTATIONS AND WARRANTIES MADE BY THE PARTIES PURSUANT TO SECTIONS 6.1, 6.2, 6.3 AND 9.1, THE PARTIES DISCLAIM ANY AND ALL OTHER WARRANTIES WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF NON- INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY WARRANTY ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

Article 7. EQUIPMENT SUPPLY

7.1.

Equipment Supply. Licensor shall directly, or through an Affiliate or licensee, supply Licensee or any SPV with the Equipment, or, if the Licensee and Licensor agree in writing, Licensee or any SPV may Manufacture or have Manufactured the Equipment pursuant to the Equipment Use Agreement. The Licensor and Licensee shall agree upon a standard form of purchase order for Equipment ordered from the Licensor within 60 days of the date of this Agreement and such standard form of purchase order, once agreed upon, shall be attached hereto as APPENDIX C and the terms of which shall form part of this Agreement.

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Article 8. ADDITIONAL COVENANTS

8.1.	Compliance And Cooperation; Further Assurances.

8.1.1.	During the Term, the Licensee shall have the primary obligation to and shall ensure that all SPVs:

(a)	comply in all material respects with all Applicable Laws relating to the provision of the Equipment, generation and use of the Products and services related thereto; and

(b)

promptly notify Licensor if it becomes aware of any material information that would reasonably be expected to adversely impact the achievement of the objectives of this Agreement or the manufacture, use, or other exploitation of the Equipment or services provided in association therewith in any jurisdiction, including any information adverse to the assertion of the IP Protection Rights that are the subject of the licenses granted in Section 2.1, the continued effectiveness of any Regulatory Approvals or other exploitation of the Equipment or IP.

8.1.2.	During the Term, the Licensor shall

(a)	comply in all material respects with all Applicable Laws relating to the provision of the Equipment and services related thereto;

(b)	the provision of the sales of the Products at market prices; and

(c)

promptly notify Licensee if it becomes aware of any material information that would reasonably be expected to adversely impact the achievement of the objectives of this Agreement or the manufacture, use, or other exploitation of the Equipment, Products or services provided in association therewith in any jurisdiction, including any information adverse to the assertion of the IP Protection Rights that are the subject of the licenses granted in Section 2.1, the continued effectiveness of any Regulatory Approvals or other exploitation of the Equipment, Products or IP.

Article 9. CONFIDENTIAL INFORMATION; PRESS RELEASE

9.1.	Confidential Information.

9.1.1.

Confidentiality. Throughout the Term, except as otherwise authorized by Disclosing Party, Receiving Party shall: (i) maintain all Confidential Information of a Disclosing Party in confidence, and (ii) subject to Section 9.1.2, shall not disclose any Confidential Information of a Disclosing Party to any third party without the prior written consent of the owner of the Confidential Information, other than to its directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents ("Representatives"), its Affiliates, the Representatives of its Affiliates, and suppliers, contractors, sublicensees, and actual or potential customers of the Receiving Party, who have a reasonable need to know the information in connection with the commercialization or Manufacture of the Equipment or Products pursuant to this Agreement who have been informed of the confidential nature of the Confidential Information, and who are bound by written confidentiality provisions with respect to the Confidential Information at least comparable to the confidentiality obligations imposed upon the Receiving Party by this Agreement. Each Party shall be responsible and liable for the failure of its Representatives, its Affiliates, and the Representatives of its Affiliates to maintain such information in confidence as contemplated by this Section 9.1.1. The standard of care imposed upon the Receiving Party for protecting such Confidential Information of the Disclosing Party shall be that degree of care that the Receiving Party uses to protect its own confidential information of like importance, but not less than reasonable care. The breach of a Party's Representatives shall be deemed as such Party's own breach.

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9.1.2.

Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that the Receiving Party may disclose the Disclosing Party's Confidential Information to the extent a Receiving Party is required to disclose under applicable law or requested by a Governmental Authority, including in response to a subpoena or by the order or decree of a Governmental Authority; provided, however, that prior to any such disclosure, the Receiving Party shall, to the extent reasonably practicable and lawful to do so: (i) use commercially reasonable efforts to give the Disclosing Party prompt written notice of such requirement prior to any such disclosure, (ii) reasonably cooperate with, as applicable, the Disclosing Party, at the Disclosing Party's request and expense, so that the Disclosing Party may seek to obtain a protective order, confidential treatment or other remedy to that portion of the Confidential Information that is being disclosed pursuant to this Section 12.4, and (iii) disclose only such portion of the Confidential Information that it deems in good faith, after consultation with internal or external legal counsel, it is legally required to disclose. The Parties shall cooperate with one another in the good faith making or asserting any available defense or privilege relating to the disclosure of any such Confidential Information.

9.1.3.	Neither the Licensee or any SPV shall use the Confidential Information or any Intellectual Property of the Licensor for any purpose other than contemplated in this Agreement.

9.1.4.

The obligations under this Article 9 with respect to any Confidential Information that qualifies as a trade secret under applicable law and is designated in writing as a trade secret when disclosed to Receiving Party shall remain in effect for as long as such Confidential Information remains a trade secret under the applicable laws.

9.2.

Press Releases; Publicity; Filings. No public announcement concerning this Agreement, its subject matter or the transactions described herein shall be made, either directly or indirectly, by either Party or their respective Affiliates, except as may be legally required by Applicable Laws or required by stock exchange or quotation system rule, without (i) first obtaining the approval of the other Party, and (ii) agreement upon the nature, text (including redactions to such text), and timing of such announcement, which approval and agreement shall not be unreasonably withheld or delayed. The Party desiring to make any such voluntary public announcement shall provide the other Party with a written copy of the proposed announcement in reasonably sufficient time prior to public release to allow such other Party to comment upon such announcement, prior to public release.

Article 10. TERM AND TERMINATION

10.1.

Term. Except as otherwise specifically provided herein or in the Equipment Use Agreement, the term of this Agreement (the "Term") shall commence upon the Effective Date and shall remain in full force and effect, unless earlier terminated in accordance with this Article Error! Reference source not found. or Section 13.1, for the License Term and thereafter for as long as the Parties continue to have obligations under this Agreement and License Fees are owed to Licensor pursuant to this Agreement.

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10.2.	Termination for Cause.

10.2.1.

Either Party may terminate this Agreement on written notice to the other Party if the other Party fails to observe or perform any material obligation required by the terms and conditions of this Agreement or under the Equipment Use Agreement (a "Default") and fails to cure such breach within sixty (60) days after receiving written notice thereof, provided, however, that except in the case of non-payment of amounts due hereunder, if the Party in Default by written notice to the Terminating Party given within said sixty {60) day period states that it is in good faith attempting to cure such Default and such Default is capable of being cured, such sixty (60) day period shall be extended by an additional period of thirty (30) days.

10.2.2.	Either Party may terminate this Agreement, effective immediately, without further notice, if the other Party commits an Event of Default.

10.2.3.	The following shall constitute an Event of Default:

(a)	a receiver, trustee, or similar officer is appointed for the business or property of the Party;

(b)

the Party files a petition in bankruptcy, files a petition seeking any reorganization, makes an arrangement, composition, or similar relief under any law regarding insolvency or relief for debtors, or makes an assignment for the benefit of creditors;

(c)	any involuntary petition or proceeding under bankruptcy or insolvency laws is instituted against the Party and not stayed, enjoined, or discharged within forty-five (45) days;

(d)

the Party ceases to conduct its operations or any resolution is passed for, or judgment or order given by any court of competent jurisdiction ordering the winding up or other liquidation of the Licensee;

(e)	The Licensee makes or proposes to make any sale of the whole or a substantial portion of its assets, or any sale of assets out of the usual course of its business;

(f)	If any execution, sequestration or any other similar process of any court of competent jurisdiction becomes and remains enforceable against the Party;

(g)

If a distress or similar process is levied upon the property of the Licensee or on any part thereof or if any Equipment is seized under legal process, confiscated, sequestrated or attached or if distress is levied thereon;

(h)	The Licensee or an SPV allows any claim, lien, charge and encumbrance whatsoever to attach to the Equipment without the Licensor's prior written consent;

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(i)

The Licensee has taken or used the Products other than for the Purpose or disposed of any Products to a party other than Rain Cage Carbon Inc. or one of its authorized Affiliates, without the prior written consent or written notice, as required in this Agreement; or

(j)

The Licensee, or any SPV of the Licensee, undertakes or endeavors to undertake (without the necessary approval as required in the circumstance) the transfer of any rights granted under this Agreement or the Equipment Use Agreement, any sublicense, or a change of control of the Licensee or any of its SPVs.

10.2.4.

In such case, the Licensor may, and is hereby granted the right to, upon payment of the Provision Cost or Book Cost, as applicable, of the Equipment, take possession and ownership of the Equipment and Products immediately upon such notice.

10.3.	Effect of Termination.

10.3.1.

In the event of termination of this Agreement by Licensor pursuant to Section 10.2, 10.4 or 13.1 or by Licensee pursuant to Section 10.2, 10.4.1 or 13.1, the rights and licenses granted to Licensee pursuant to Section 2.1 shall terminate.

10.3.2.

The termination or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration, including any damages arising from any breach hereunder. Such termination or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

10.3.3.

Article 4, Article 5, Article 9, Article 11, Article 12 and Article 13, and this Section 10.3 and Section 10.4 shall survive termination of this Agreement in its entirety or expiration of this Agreement for any reason, in accordance with their respective terms, and for the duration stated, and where no duration is stated, shall survive indefinitely. For the sake of clarity, the Solvent Party may exercise its rights under Section 2.4 and 10.4 herein if this Agreement is rejected or otherwise terminated by or on behalf of the Insolvent Party in connection with an Insolvency Event.

10.4.	Rights In Bankruptcy.

10.4.1.

Each Party (the "Insolvent Party") shall promptly notify the other Party (the "Solvent Party") in writing upon the initiation of any proceeding in bankruptcy, insolvency, reorganization, dissolution, liquidation or arrangement for the appointment of a receiver or trustee 10.4.1 to take possession of the assets of the Insolvent Party or similar proceeding under the law for release of creditors by or against the Insolvent Party or if the Insolvent Party shall make a general assignment for the benefit of its creditors (any of the foregoing, an "Insolvency Event"). To the extent permitted by Applicable Law, if the applicable circumstances described above shall have continued for sixty (60) days undismissed, unstayed, unbonded and undischarged, the Solvent Party may terminate this Agreement upon written notice to the Insolvent Party at any time. Additionally, the Licensee shall promptly notify the Licensor of any such actions in this Section 10.4.1 affecting any SPV.

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10.4.2.

This Agreement and all rights related to and licenses of Intellectual Property granted under this Agreement are, and shall otherwise be deemed to be, for purposes of sections 65.11(7), 65.13(9), 72.1(1), 72.1(2), 246.1(1), and 246.1(2) of the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3 ("BIA") and sections 32(6) and 36(8) of the Companies' Creditors Arrangement Act, R.S.C. 1985, c. C-36 ("CCAA"), licenses of rights to "intellectual property" as defined under such acts. In addition to any other rights, elections and remedies under this Agreement, any related agreements or any other applicable law, upon a written request, Solvent Party shall be entitled to complete access to any Intellectual Property of the Insolvent Party necessary for the uninterrupted and continued function of this Agreement, all embodiments of such intellectual property and all documents, material, data, records, analyses, and information related to such intellectual property (including all Regulatory Approvals, regulatory filings, and all other documentation reasonably useful in respect of the use of the Equipment, Products and IP).

Article 11. INDEMNIFICATION; INSURANCE

11.1.

By Licensee. Licensee shall indemnify and hold harmless Licensor, its Affiliates, directors, officers, employees and agents, from and against all losses, liabilities, damages and expenses, including reasonable attorneys' fees and costs (collectively, "Losses"), resulting from any Claims by any Third Party to the extent resulting from (a) the breach of any representation, warranty or covenant by Licensee under this Agreement or Licensee's or any SPV's gross negligence or willful misconduct; (b) the use of the Equipment or Intellectual Property by Licensee, its Affiliates, or any SPV beyond the scope of the license granted thereto in Section 2.1; (c) the use or handling of the Products by or on behalf of Licensee, its Affiliates, Representatives, or any SPV; or (d) the use or disclosure by Licensee of the Confidential Information of Licensor or its Affiliates other than as permitted herein.

11.2.

By Licensor. Licensor shall indemnify and hold harmless Licensee and its Affiliates, and Licensee's and its Affiliates' directors, officers, employees, agents, and SPVs from and against all Losses resulting from any Claims by any Third Party to the extent resulting from (a) the breach of any representation, warranty or covenant by Licensor under this Agreement or Licensor's gross negligence or willful misconduct; (b) the use or disclosure by Licensor of the Confidential Information of Licensee other than as permitted herein; and (c) any actual infringement of any Third Party patent, copyright, trademark or trade dress rights arising from Licensee's or any SPV's use of the Equipment or the Intellectual Property.

11.3.

By Licensee and Licensor. However, notwithstanding any other provision of this Agreement, except in the case of fraud or willful misconduct by Licensor or Licensee, neither Party shall be liable to the other Party or any SPV for any reason (including negligence on the part of the first Party or any Person for whose acts it is responsible, and howsoever a head of damage may be formulated) in respect of any (i) personal injury, loss, property damage, destruction or contamination arising in respect of each of their own employees, agents, contractors or property in connection with the Equipment and any services provided pursuant to this Agreement, including, without limitation, any and all liabilities, claims, damages, losses, costs and expenses arising in connection with the provision, inspection, design, use, loading, unloading, transportation, demonstration, storage, servicing, maintenance, repair and/or retaking of Equipment, Products or any services provided pursuant to this Agreement, howsoever arising and regardless of whether caused by the negligence or breach of duty by such Party; and (ii) personal injury, loss, property damage, destruction and contamination of any Third Party or its property to the extent that any such injury loss or damage is caused by the negligence or breach of duty (statutory or otherwise) of such Party.

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11.4.

Indemnification Procedures. If a Party (the "lndemnitee") intends to claim indemnification under Sections 11.1 or 11.2, as applicable, it shall promptly notify the other Party (the "lndemnitor") in writing of any Claim for which the lndemnitee intends to claim such indemnification, and the lndemnitor shall have the right to assume the defense thereof with counsel of its choice (provided that such counsel is reasonably acceptable to the lndemnitee); provided, however, that an lndemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the lndemnitor, if representation of such lndemnitee by the counsel retained by the lndemnitor would be inappropriate due to actual or reasonably-determined - potential differing interests between the lndemnitee and any other Party represented by such counsel in such proceeding. The obligations of this Section 11.4shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the lndemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the lndemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the lndemnitor of any obligation to the lndemnitee under this Section 11.4. The lndemnitee, its employees and agents, shall reasonably cooperate with the lndemnitor and its legal representatives in the investigation of any Claim covered by this Section 11.4. The lndemnitor shall not, without the prior written consent of the lndemnitee, agree to any settlement of any such claim that does not include a complete release of the lndemnitee from all liability with respect thereto or that imposes any liability, obligation or restriction on the lndemnitee.

11.5.

SPVs to Adhere to Indemnity Obligations. Licensee shall ensure that all SPVs adhere to the indemnity obligations as set forth in this Article 11, including holding harmless the Licensor and its Affiliates.

11.6.

Insurance. Each Party shall maintain and Licensee shall ensure that all SPVs maintain at their own expense, insurance, including product liability insurance, with respect to its activities under this Agreement regarding the Equipment and any Products, as applicable, in such amount as such Party customarily maintains with respect to similar activities for its other products, but not less than such amount as is reasonable and customary in the industry. Each Party shall maintain such insurance for so long as it continues its activities under this Agreement, and thereafter for so long as such Party customarily maintains insurance for itself covering similar activities for its other products.

11.7.

No Consequential or Punitive Damages. NEITHER PARTY WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 11.6 IS INTENDED TO LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS; (B) ANY CLAIMS WITH RESPECT TO A BREACH OF A PARTY'S OBLIGATIONS OF CONFIDENTIALITY; OR (C) ANY CLAIMS WITH RESPECT TO THE UNAUTHORIZED USE BY LICENSEE OF THE IP OR EQUIPMENT AND ALL PRODUCTS PRODUCED BY THE EQUIPMENT OR THE TECHNOLOGY CONTAINED THEREIN.

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Article 12. DISPUTE RESOLUTION

12.1.

Disputes. The Parties will attempt to resolve any claim, disagreement or matter or issue in dispute arising under the provisions of this Agreement (the "Dispute") through consultation and negotiation in good faith. Disputes arising under this Agreement, including those involving SPVs, shall be resolved in accordance with the dispute resolution process outlined in this Article 12.

12.2.

Arbitration. If the Parties are not able to resolve the Dispute within a reasonable period of time through consultation and negotiation, then either Party may refer the matter to a three-member arbitration panel consisting of a representative selected by each Party and a mutually agreed upon third party representative having the skill and experience to resolve the matter in dispute and who shall act as the chair of the arbitration panel. Any such arbitration shall be subject to the provisions of the Texas Arbitration Act. The cost of the representative from each Party will be the responsibility of each such Party. The cost of the third-party representative will be shared equally by the Parties. The written decision of the arbitrator shall be final and binding on the Parties, and shall be enforceable in other jurisdictions by suit on the judgment or in any other manner provided by law.

12.3.	Other Recourse. Notwithstanding the foregoing, any Party at any time shall be entitled to:

12.3.1.	commence legal proceedings seeking mandatory, declaratory or injunctive relief as may be necessary to define or protect the rights and enforce the obligations contained in this Agreement;

12.3.2.	commence legal proceedings involving the enforcement of a covenant arising out of this Agreement; or

12.3.3.	join any legal proceedings arising out of this Agreement with any other legal proceedings arising out of this Agreement.

Article 13. MISCELLANEOUS

13.1.

Force Majeure. Neither Party shall be held responsible for any delay or failure in performance (with the exception of the payment of money) hereunder to the extent caused by earthquake, fire, floods, storm, epidemic, pandemic, or other acts of God or nature, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, dots, civil commotions, civil or military authorities, acts, omissions or delays in acting by any Governmental Authority or the other Party, laws, regulations and governmental requirements, strikes, embargoes, lockouts or other labor disturbances, or other causes reasonably beyond such Party's control and without such Party's fault or negligence; provided that the affected Party notifies the unaffected Party as soon as reasonably possible, and resumes performance hereunder as soon as reasonably possible following cessation of such force majeure event. Notwithstanding the foregoing, if a force majeure event declared by either Party persists for a continuous period of six (6) months (and such Party does not resume performance in accordance with this Agreement prior to such time despite such persistence), the other Party shall have the right to terminate this Agreement without further cost or liability.

13.2.

Assignment. Neither Party may assign its rights under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that (a) either Party shall always have the right, without such consent, to assign this Agreement full to an Affiliate and perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates (provided such assignment to an Affiliate shall not relieve such Party of its obligations herein); and

(b) either Party may assign any or all of its rights and delegate any or all of itsobligationshereunder, with the prior written consent of the other Party, such consent not to be unreasonably withheld, to any successor in interest by way of merger, acquisition or sale of all or substantially all of its business or assets to which this Agreement relates; provided that in each case the performing, assigning or delegating Party shall provide the other Party with written notice of such assignment. Any assignment not in accordance with the foregoing shall be void. This Agreement shall enure to the benefit of each Party and its successors and permitted assigns.

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13.3.

Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The Parties agree that they will negotiate in good faith or will permit a court or arbitrator (in accordance with Article 12) to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

13.4.	Notices.

(a)	Any notice or other written communication required or permitted to be given under this Agreement will be given as follows:

if to Licensor:

Rain Cage Carbon Inc. #1620 444 5th Avenue SW Calgary, Alberta T2P 2T8 Attention: Mark Blake, CEO markblake@raincage.com if to Licensee:

Panamera Holdings Corporation
2000 West Loop South, Suite 1820,
Houston, TX 77027, US Attention: Ben Jennings Tbj@panameraholdings.com or to such other person or persons at such other addresses or electronic address as may from time to time be communicated in writing to any party as its address for service.

(b)	Any notice may be delivered personally, by electronic mail or registered mail to any party at the address set out in this Section 13.4. The notice will be deemed to have been received by the party:

(i)	if delivered personally on the day it was delivered;

(ii)

if sent by electronic mail or other means of electronic communication, on the next business day after it was transmitted unless it was sent out before 3:00 p.m. (Mountain) in which case it shall be deemed to have been received the same day; and

(iii)	if sent by registered mail, on the earlier of the day it was received or the 5th day after it was mailed.

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(c)	During an actual or anticipated postal disruption or stoppage the mail will not be used by any Party and if used such notice will be of no effect.

13.5.	Governing Law. This Agreement shall be governed by the laws in force in Texas, including the laws of the United States of America having application in that state.

13.6.

Entire Agreement. This Agreement and the Equipment Use Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written of the Parties and excepting those referred to in this Agreement, there are no other warranties representations, conditions, acknowledgments or other agreements, whether direct or collateral, expressed or implied, that exist or form part of this Agreement.

13.7.

Amendments. This Agreement may not be modified or amended except in a writing signed by both Parties. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of any Party, its agents or employees, but only by an instrument in writing signed by an authorized officer of such Party.

13.8.

Waiver. No waiver by either Party of any breach of this Agreement by the other Party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

13.9.

Headings. The captions and the emphases of the defined terms have been inserted for convenience and do not define the scope of any provision. The division of this Agreement into Articles, Sections, subsections, paragraphs, subparagraphs and other portions and the insertion of headings are for convenience only and shall not affect or be taken into account in construing or interpreting this Agreement.

13.10.

Exhibits. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one schedule shall be deemed to have been disclosed on each other schedule to the extent reasonably apparent as constituting disclosure under such other schedule. Any capitalized terms used in any Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

13.11.

Independent Contractors. Nothing herein contained shall be construed as creating a partnership of any kind or as imposing upon any Party any partnership duty, obligation or liability to any other Party hereto. Neither Party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Party, except as otherwise expressly provided herein. Each Party shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein.

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13.12.

Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

13.13.

Waiver of Rule of Construction. The Parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be presumptively construed against any of them.

13.14.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, to the extent signed and delivered by means of electronic transmission (including, without limitation, PDF format) shall be treated in all manner and for all purposes as an original signature and shall be considered to have the same binding effect as if it were the original signature to this Agreement delivered in person.

13.15.

Further Assurances. Each Party shall perform all further acts and things and execute and deliver such further additional instruments or documents as may be necessary which may be reasonably necessary in order to effectuate and give effect to or carry out the purposes of this Agreement.

13.16.

Costs. Unless otherwise specified expressly herein, each of the Parties shall bear all expenses incurred by it in connection with this Agreement including, without limitation, the charges of their respective counsel.

[Execution Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the Effective Date.

Blair Aiken is authorized to act on behalf of Rain Cage Carbon and to negotiate and execute agreements.	T. Benjamin Jennings is authorized to act on behalf of Panamera Holdings Corporation and to negotiate and execute agreements.

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EXHIBIT A

EQUIPMENT USE AGREEMENT

THIS EQUIPMENT USE AGREEMENT (the "Agreement") is entered into this 30th day of May, 2025, (the "Effective Date") by and between Rain Cage Carbon Inc. (hereinafter "Rain Cage"), a body incorporated pursuant to the laws of the Province of Alberta, and Panamera Holdings Corporation (hereinafter "Panamera"), (each a "Party" and together, referred to as the "Parties").

WHEREAS Panamera and Rain Cage seek to enter into, concurrently with this Agreement, a license agreement (the "License Agreement") for the exclusive purpose of enabling Panamera to sub-license to SPVs that will (i) provide a service for capturing CO2 and other emissions to Customers in the Field in the Territory and (ii) provide renewable power including hydrogen to Customers in the Field in the Territory (collectively the "Purpose") which shall include a license for the use of EdenTM and Knights Charge™ units and the Carbon to Hydrogen Technologies (together, the "Equipment").

AND WHEREAS Rain Cage desires to sell the Equipment to Panamera or its SPVs in accordance with the terms and conditions of this Agreement.

NOW THEREFORE in consideration of the mutual agreements and covenants contained herein and in the License Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby are acknowledged, it is mutually agreed and covenanted by and between the Parties to this Agreement, as follows:

1. Interpretation. Capitalized terms not otherwise defined in this Agreement will have the meanings assigned to such terms in the License Agreement. Headings are for convenience only and shall not define or limit any of the provisions hereof.

2. Equipment. Rain Cage hereby agrees to sell to Panamera or any SPV, and Panamera or the designated SPV hereby agrees to purchase from Rain Cage, the Equipment on the terms and conditions set out herein.

3. Term. This Agreement shall commence as of the Effective Date and shall remain in full force and effect for the shorter of (i) the License Term; or (ii) the termination of the License Agreement or this Agreement (the "Term").

4. Products Entitlement and Collection. Panamera or its designated SPV shall own all by- products produced by the Equipment (the "Product(s)"), subject to the terms of the License Agreement and the terms hereof. Panamera shall ensure its designated SPVs collect the Products on a regular basis, as is required based upon the rate of production of the Product. In the case of power generation, Panamera or the SPV shall ensure proper functioning and adequate access to a usage sync or distribution grid. Panamera further agrees that it shall ensure its designated SPVs provide all management, supervision, labour, equipment and services that may be required to collect, distribute or manage the distribution of the Products. Panamera agrees to ensure that its designated SPVs and their representatives have unrestricted access to the Equipment during SPV or its Customer's normal business hours (or other time as agreed) as reasonably required by the SPV for purposes of collection of the Products, replacement of electrodes, recharging of water, aluminum and any other chemicals or inputs for operation of the Equipment, and carrying out limited warranty or other repairs or remediation.

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5. Cost of Equipment. If Panamera or an SPV is the manufacturer of the Equipment (the "Panamera Manufactured Equipment"), as agreed to by the parties in writing, and assumes all manufacturing costs in connection with the manufacturing of the Panamera Manufactured Equipment (the "Book Cost"), then no charges shall be incurred by Panamera or such SPV, as applicable, for the Equipment's supply. If Rain Cage manufactures or supplies the Equipment, then the applicable SPV or Panamera shall pay Rain Cage an amount equal to Rain Cage's sale price for the Equipment. The selling price for the existing versions of Eden™ units shall be $1,000,000 CAD and 1 MW Knights Charge™ units shall be at a price per unit to be determined by Rain Cage based upon the Book Cost plus a reasonable margin. The price for Knights Charge units will be affected by the source of supply of the advanced carbon Product required for the fabrication of the Knights Charge™ units (estimated at 10 tonnes per MW) (the "Provision Cost"). Provision Costs will be subject to change for future versions based on any manufacturing cost increases or decreases. In the event Panamera and Rain Cage are unable to agree on the Provision Cost or the Book Cost, the parties shall follow the dispute resolution provisions in accordance with Article 12 of the License Agreement. There shall be no ongoing Equipment rental fees due under this Agreement.

6. Use, Operation, Upgrades and Maintenance. Panamera shall, and will ensure SPVs shall, use the Equipment in the manner for which it was designed and intended, solely for the Purpose, substantially in accordance with all manufacturer manuals and instructions provided to or made available to Panamera, in compliance with Applicable Laws, and at all times in accordance with the terms and conditions set forth in the License Agreement. Neither Panamera or any SPV, nor their employees, agents, contractors or representatives shall tamper with, disassemble (other than solely in furtherance of the Purpose), revise, reverse engineer or otherwise examine the manual and inner workings of the Equipment except to the extent required to operate or manufacture the Panamera Manufactured Equipment. Panamera, at its own cost and expense, shall: (i) ensure that SPVs at their own cost and expense keep the Equipment in good repair, condition and working order sufficient to perform according to the relevant equipment specifications, manuals and requirements of this Agreement and the License Agreement, and (ii) furnish or otherwise obtain all parts, mechanisms, devices and servicing required therefor in the ordinary course. Rain Cage shall, within a reasonable period of time, notify Panamera of all modifications and upgrades to the Equipment that it develops. Panamera shall and will ensure any SPV shall, make, at Panamera's or the applicable SPV's own cost and expense, all modifications and upgrades to the Equipment as are required from time to time for the Equipment to comply with Applicable Laws or otherwise as deemed reasonably necessary by Rain Cage. Panamera or any SPV may, with Rain Cage's prior written consent, which shall not be unreasonably withheld, make such alterations, modifications or additions to the Equipment as are necessary to permit the Equipment to be used and optimized at the SPV's or Customer's facility and solely in furtherance of the Purpose. Panamera and any SPV shall, at its own cost and expense, provide and maintain a security system to adequately secure and limit access to the Equipment and the Products. Rain Cage, acting reasonably, shall provide Panamera with the reasonable requirements of the security system that must be satisfied.

7. No Encumbrances, Removal or Abandonment. Panamera shall, and will ensure any SPV shall, promptly notify Rain Cage of the imposition of any Encumbrance on the Equipment of which Panamera or an SPV becomes aware. Panamera agrees, and shall ensure SPVs agree, not to waive its/their right to use and possess the Equipment in favor of any party other than Rain Cage and further agrees not to abandon or transfer the Equipment to any party other than Rain Cage. In the case of an abandonment of the Equipment by Licensee or its SPVs, the Licensor shall have the right to immediately take possession to the Equipment and the Licensee or SPV shall provide Licensor with all documents and instruments to transfer title thereto to Licensor, at no cost to Licensor, notwithstanding Section 8 herein.

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8. Ownership. Rain Cage acknowledges and agrees that upon payment of the Provision Cost, the Licensee or the SPV purchaser is the sole owner of the Equipment. Where Licensee or its SPV is in Default and Licensor has the right to termination, Licensor shall have the right, and such right is hereby granted (the "Repurchase Option"), to repurchase and take possession of the Equipment upon payment of the Provision Cost therefor and the Equipment shall become the property of Rain Cage. If Rain Cage exercises the Repurchase Option and pays the Provision Cost, the Licensee or SPV, as applicable shall, and will ensure any SPV shall, execute such supplemental instruments as Rain Cage may reasonably request to effect the intent of this Agreement and the License Agreement and shall otherwise cooperate to protect and defend the right and title of Rain Cage to the Equipment. The Licensee shall, and will ensure that any SPV shall, maintain possession and ownership of the Equipment until such time as it has been paid the Provision Cost.

9. Delivery of Equipment. The Licensee shall, and will ensure that any SPV shall, be liable for all costs and expenses relating to the loading of Equipment from the Licensor's or its manufacturer's plant, transportation and unloading of the Equipment to the Licensee's, SPV's or Customer's facility (including any damages that may arise therefrom), as well as to the returning destination, if applicable (including parts, consumables, products, materials, tools and supplies).

10. Risk of Loss. The Equipment shall be shipped ExWorks Rain Cage's or its manufacturer's plant gate and the risk of loss or destruction of the Equipment will transfer from Rain Cage to the Licensee or the applicable SPV on the delivery of the Equipment at Rain Cage's or its manufacturer's plant gate, and the risk of such loss or damage shall be borne by Panamera or the applicable SPV, regardless of the cause of the loss or damage (unless caused by Rain Cage's faulty packaging, gross negligence or willful misconduct).

11. Limited Warranty. Rain Cage hereby warrants to Panamera and each SPV that the Equipment shall be in good working order and fit for the particular purpose as reasonably inferred from the License Agreement. Rain Cage makes no other warranties, express or implied, including, but not limited to, those available at law in respect of the Equipment.

12. Insurance. Panamera shall, and will ensure that each SPV shall, at its own expense, maintain liability, theft, fire and any other insurance reasonably required, in an amount sufficient to replace the Equipment, to the extent of new replacement value; such proceeds of insurance shall be used to replace the Equipment (unless otherwise agreed in writing) and shall be kept in full force and effect during the Term.

13. Loss of Equipment. In the event that the Equipment is lost or irreparably damaged for any reason, Panamera shall, and will ensure that each SPV shall, send a notice informing Rain Cage of such loss or damage in writing as soon as practicable and Rain Cage shall have the right to inspect the damaged Equipment or site where the Equipment was located upon 48 hour's notice.

14. Injury or Property Damage. In the event Panamera, an SPV, any of their personnel or any third party suffers personal injury, property damage or any other type of loss caused by the Equipment or the installation, operation, maintenance, use, change of location or return thereof, Panamera or the applicable SPV shall be responsible for all damages, costs and losses related thereto, irrespective of the reason for such injury, loss or damage, and Rain Cage, its employees, successors and assigns shall have no responsibility or liability unless caused by the willful misconduct or gross negligence of Rain Cage.

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15. Defaults. If Licensee or an SPV:

a. fails to pay Licensor any amounts due under this Agreement or the License Agreement;

b. has caused an Event of Default pursuant to the License Agreement; or

c. otherwise fails to remedy any default in performance of its obligations under this Agreement within thirty (30) days following notice by Rain Cage;

then Rain Cage shall have the right to immediately exercise one or more of the following remedies, without prejudice to other rights or remedies under the License Agreement, at law or in equity: (a) declare all amounts owing under this Agreement and the Licensee Agreement due and payable; (b) make a claim for and recover all costs and other payments due and owing or accruing; (c) either render the Equipment inoperable or exercise its rights under the License Agreement and the Repurchase Option, to repurchase and take possession of the Equipment, both without demand or notice, wherever the same may be located, without any court order or other process of law, all without liability for trespass or conversion, and upon properly exercising such rights, enter upon the premises where the Equipment or any item thereof is located and render the Equipment inoperable or take possession of the Equipment or any parts thereof; and (d) terminate this Agreement and the License Agreement.

The Licensee understands that notwithstanding any remedy which Licensor may exercise, Licensee shall be and remain liable to Licensor for the full performance of all of Licensee's and any SPV's obligations under this Agreement. Neither Party is liable to the other Party for any special, contingent, exemplary, punitive, indirect, incidental or consequential loss or damage, any loss of anticipated revenue, overhead or profit, any loss of production business or contracts, any loss by reason of shutdowns, non-operation or increased costs of operation or any loss of business reputation or opportunities of any nature arising at any time or from any cause whatsoever relating to the Agreement and whether or not such losses or damages were foreseeable even if a Party was advised of the possibility of them.

16. Termination. Upon the termination date, Panamera or the applicable SPV shall pay to Licensor, if applicable (a) all amounts owing and due to Licensor hereunder; (b) all costs associated with collection, including reasonable legal fees (on a solicitor and client basis); and (c) all costs associated with return of Equipment.

17. Return of Equipment. Upon Licensor exercising its right to repurchase and take possession of the Equipment upon any early termination, Licensee shall, and will ensure that any SPV shall, surrender the Equipment to Licensor and agrees, at its own expense, to (a) make any repairs and to replace any parts necessary for returning the Equipment to its original condition, not including any reasonable wear and tear; (b) ensure the Equipment and storage thereof is in compliance with all laws, rules and regulations, including, but not limited to environmental related laws, until Licensee or the applicable SPV completes the return of the Equipment; (c) cause the Equipment to be disassembled, uninstalled and packed under the supervision of Licensor or any other person acceptable to Licensor; (d) assist Licensor with arranging for the Equipment to be delivered by a delivery company designated by Licensor at Licensee's or the applicable SPV's costs for the delivery (including insurance, taxes, duties relating to such delivery); and (e) return all records and documents relating to the Equipment.

18. Notices. All notices and other communications pertaining to this Agreement shall be provided in accordance with the notice provision of the License Agreement.

19. Amendments and Waiver. This Agreement may not be modified or amended except in a writing signed by both Parties. No provision of or right under this Agreement shall be deemed to have been waived unless provided in writing and signed by such Party. No waiver of any breach of this Agreement shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

20. Assignment. Neither this Agreement nor Panamera's rights hereunder are assignable except with Licensor's prior, written consent.

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21. Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The Parties agree that they will negotiate in good faith or will permit a court or arbitrator (in accordance with article 12 of the License Agreement) to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

22. Governing Law. This Agreement shall be governed by the laws of Texas.

23. Conflict. To the extent that any term of this Equipment Use Agreement conflicts with the Terms of the License Agreement, the terms of the License Agreement shall take priority over this Equipment Use Agreement and govern.

24. Entire Agreement. This Agreement and the License Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written of the Parties.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the Effective Date.

Blair Aiken is authorized to act on behalf of Rain Cage Carbon and to negotiate and execute agreements.	T. Benjamin Jennings is authorized to act on behalf of Panamera Holdings Corporation and to negotiate and execute agreements.

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Appendix "B"

Exclusive Territories

The Exclusive Territory(ies) are as follows and the following list may be amended in accordance with the Head License Agreement:

•	United States of America

•	Mexico

•

•

•

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Appendix "C"

Standard Form of Equipment Purchase Order

[TO BE INSERTED UPON AGREEEMENT]

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